Page 1 of 23 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                             ()*

                               EXACTIS.COM, INC.
            ------------------------------------------------------
                                (NAME OF ISSUER)

                                  COM
            -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 30064G104
            -----------------------------------------------------
                                (CUSIP NUMBER)

                                December 31, 1999
            -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       Rule 13d-1(b)
       Rule 13d-1(c)
    X  Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 30064G104          13G               Page 2 of 23 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances I.A.R.D. Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                          944,393

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                     944,393

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393
       (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.8%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 30064G104          13G               Page 3 of 23 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances Vie Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                          944,393

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                     944,393

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.8%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 30064G104          13G               Page 4 of 23 Pages
     1- NAME OF REPORTING PERSON
        AXA Conseil Vie Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                          944,393

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                     944,393

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393
       (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.8%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 30064G104         13G                Page 5 of 23 Pages
     1- NAME OF REPORTING PERSON
        AXA Courtage Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                          944,393

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                     944,393

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.8%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 30064G104          13G               Page 6 of 23 Pages
     1- NAME OF REPORTING PERSON
        AXA

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                          944,393

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                     944,393

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.8%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. 30064G104          13G               Page 7 of 23 Pages
     1- NAME OF REPORTING PERSON
        AXA FINANCIAL, INC.
           (formerly known as THE EQUITABLE COMPANIES INCORPORATED)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        13-3623351

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1999 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                          944,393

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                     944,393

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES *                                            |------|
                                                            |------|
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.8%

    12- TYPE OF REPORTING PERSON *
        THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 8 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 944,393
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            944,393

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                944,393

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 9 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   644,854
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              644,854

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                644,854

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.3%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 10 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Retail Capital Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   605,492
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              605,492

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                605,492

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.0%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 11 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   605,492
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              605,492

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                605,492

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.0%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 12 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Associates, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   247,429
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              247,429

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                247,429

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.0%

 12   TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 13 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 247,429
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            247,429

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                247,429

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.0%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 13 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 180,426
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            180,426

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                180,426

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      1.5%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                      Page 14 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Diversified Partners - A, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  67,003
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             67,003

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 67,003

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.5%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                     Page 15 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GRP Partners, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  39,362
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             39,362

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 39,362

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                     Page 16 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ ESC II, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  10,421
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             10,421

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 10,421

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.1%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30064G104                13G                     Page 17 of 23 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Retail Partners Funding, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  41,689
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             41,689

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 41,689

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.3%

 12.  TYPE OF REPORTING PERSON*
      THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:                                  Page 18 of 23 Pages
          EXACTIS.COM, INC.

Item 1(b) Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          707 17TH STREET
          DENVER, CO 80202

Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Conseil Vie Assurance Mutuelle,
          100-101 Terrasse Boieldieu
          92042 Paris La Defense France

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          21, rue de Chateaudun
          75009 Paris France

          AXA Courtage Assurance Mutuelle,
          26, rue Louis le Grand
          75002 Paris France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          9 Place Vendome
          75001 Paris France

          AXA Financial, Inc.
          (formerly known as The Equitable Companies Incorporated) 1290 Avenue of the Americas
          New York, New York 10104

          Global Retail Partners, L.P.
          2121 Avenue of the Stars, Los Angeles, CA 90067

          DLJ Capital Investors, Inc.,
          DLJ Diversified Partners, Inc.,
          DLJ Diversified Associates, LP,
          Global Retail Partners, Inc.,
          Retail Capital Partners, L.P.,
          DLJ LBO Plans Management Corporation,
          DLJ Diversified Partners, L.P.,
          DLJ Diversified Partners -A, L.P.,
          GRP Partners, L.P.,
          Global Retail Partners Funding, Inc.
          DLJ ESC II, L.P.,
          277 Park Avenue,
          New York, NY 10172.

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                           Page 19 of 23 Pages
Item 2(c) Citizenship:
          Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States except as noted below:

          Mutuelles AXA and AXA - France

Item 2(d) Title of Class of Securities:
          COM

Item 2(e) CUSIP Number:
          30064G104

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G)

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

          DLJ Capital Investors, Inc.            CO
          Global Retail Partners, Inc.           CO
          Retail Capital Partners, L.P.          PN
          Global Retail Partners, L.P.           PN
          DLJ Diversified Associates, LP         PN
          DLJ Diversified Partners, Inc.         CO
          DLJ Diversified Partners, L.P.         PN
          DLJ Diversified Partners - A, L.P.     PN
          GRP Partners, L.P.                     PN
          DLJ LBO Plans Management Corporation   CO
          DLJ First ESC, L.P.                    PN
          Global Retail Partners Funding, Inc.   PN
          DLJ ESC II, L.P.                       PN

          THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)

                                                           Page 20 of 23 Pages
Item 4. Ownership as of December 31, 1999:
       (a) Amount Beneficially Owned:
  944,393 shares of common stock beneficially owned including:
                                                              Common Stock     Total Number
                                                     Common   Issuable Upon     of Shares    Percent
                                                     Common   Conversion of    Beneficially Beneficially
                                                      Stock     Warrants          Owned      Owned (1)
     The Mutuelles AXA, as a group                                                944,393      7.8%
     AXA                                                                          944,393      7.8%
     AXA Finacnial, Inc.                                                          944,393      7.8%
     DLJ Capital Investors, Inc.                                                  944,393      7.8%
     Global Retail Partners, Inc.                                                 644,854      5.3%
     Retail Capital Partners, L.P.                                                605,492      5.0%
     Global Retail Partners, L.P.                   575,902        29,590         605,492      5.0%
     DLJ Diversified Associates, LP                                               247,429      2.0%
     DLJ Diversified Partners, Inc.                                               247,429      2.0%
     DLJ Diversified Partners, L.P.                 171,609         8,817         247,429      2.0%
     DLJ Diversified Partners - A, L.P.              63,729         3,274          67,003      0.5%
     GRP Partners, L.P.                              37,439         1,923          39,362      0.3%
     Global Retail Partners Funding, Inc.            39,652         2,037          41,689      0.3%
     DLJ ESC II, L.P.                                 9,912           509          10,421      0.1%
                                                   --------      --------
                                                    898,243        46,150

     (1) Based on 12,117,479 shares outstanding (12,071,329 shares outstanding after the initial ofering and 46,150 shares issuable upon conversion of warrants).

    ITEM 4. Ownership as of 12/31/99(CONT.)                 Page 21 of 23 Pages
       (c) Deemed Voting Power and Disposition Power:
                                              (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                            power to vote    power to vote    to dispose or to    power to dispose
                                            or to direct     or to direct        direct the       or to direct the
                                              the vote         the vote        disposition of      disposition of
     The Mutuelles AXA, as a group                   0          944,393                   0             944,393
     AXA                                             0          944,393                   0             944,393
     The Equitable Companies Incorporated            0          944,393                   0             944,393
     DLJ Capital Investors, Inc.                     0          944,393                   0             944,393
     Global Retail Partners, Inc.                    0          644,854                   0             644,854
     Retail Capital Partners, L.P.                   0          605,492                   0             605,492
     Global Retail Partners, L.P.                    0          605,492                   0             605,492
     DLJ Diversified Associates, LP                  0          247,429                   0             247,429
     DLJ Diversified Partners, Inc.                  0          247,429                   0             247,429
     DLJ Diversified Partners - A, L.P.              0           67,003                   0              67,003
     GRP Partners, L.P.                              0           39,362                   0              39,362
     Global Retail Partners Funding, Inc.            0           41,689                   0              41,689
     DLJ ESC II, L.P.                                0           10,421                   0              10,421
       (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).

                                                            Page 22 of 23 Pages
Item 5.
Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

(X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of its following subsidiaries:

        (X)  Alliance Capital Management L.P.
        (X)  The Equitable Life Assurance Society of the United States
        (X)  DLJ Capital Investors, Inc.
        (X)  Global Retail Partners, Inc.
        (X)  Retail Capital Partners, L.P.
        (X)  Global Retail Partners, L.P.
        (X)  DLJ Diversified Associates, LP
        (X)  DLJ Diversified Partners, Inc.
        (X)  DLJ Diversified Partners, L.P.
        (X)  DLJ Diversified Partners - A, L.P.
        (X)  GRP Partners, L.P.
        (X)  Global Retail Partners Funding, Inc.
        (X)  DLJ ESC II, L.P.

                                                            Page 23 of 23 Pages

Item 8. Identification and Classification of Members of the Group.  N/A

Item 9.  Notice of Dissolution of Group:  N/A

Item 10. Certification:

    By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



    Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 10, 2000                    AXA FINANCIAL, INC.*




                                       /s/ Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
 Schedule 13G is filed on behalf of each of them.